EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-65980, 333-151645, 333-212293, 333-225667 on Form S-8 and Registration Statement No. 333-259352 on Form S-3 of our reports dated March 9, 2023, relating to the financial statements of Fossil Group, Inc. and subsidiaries and the effectiveness of Fossil Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fossil Group, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 9, 2023